Exhibit 3.18

2560307

FILED

on the offices of the Secretary of State

of the State of California

Oct 02 2003

KEVIN SHELLEY, Secretary of State

ARTICLES OF INCORPORATION

OF

KENNEDY-WILSON CAPITAL

ARTICLE ONE: The name of the corporation is Kennedy-Wilson Capital.

ARTICLE TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: The name and address in the State of California of this corporation’s initial agent for service of process is:

Kent Y. Mouton, Esq.

c/o Kulik, Gottesman, Mouton & Siegel, LLP

15303 Ventura Blvd., Suite 1400

Sherman Oaks, CA 91403

ARTICLE FOUR: This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Ten Thousand (10,000).

ARTICLE FIVE: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE SIX: The corporation is authorized to indemnify the directors, officers, employees and agents of the corporation to the fullest extent permissible under California law.

/s/ Kent Y. Mouton
Kent Y. Mouton, Esq., Incorporator

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State’s office.

Date:	Nov 28 2012

/s/ Debra Bowen
DEBRA BOWEN, Secretary of State